investment ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (the “Agreement”) made as of this 16th day of December, 2021, by and between The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Legal & General Investment Management America, Inc. (the “Adviser”), a corporation organized under the laws of the State of Delaware, with the Adviser’s principal place of business at 71 South Wacker Drive Chicago, IL 60606.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the series set forth on Schedule A to this Agreement (each a “Fund,” and, collectively, the “Funds”), as said Schedule may be amended from time to time upon mutual agreement of the parties, and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1. The Adviser’s Services.

(a) Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Funds. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide the Funds with investment research, advice, and supervision, and shall furnish continuously an investment program for each of the Funds, consistent with the investment objectives and policies of the Fund. With respect to each Fund, the Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect. To carry out these obligations, the Adviser shall exercise full discretion and act for each of the Funds in the same manner and with the same force and effect as each Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. No reference in this Agreement to the Adviser having full discretionary authority over each Fund’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. As applicable and appropriate, and without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements (collectively, “Account Agreements”) on behalf of each of the Funds and to adhere on each Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”). To the extent permitted by law, the services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of the Adviser’s partners, officers, employees or control affiliates; provided, however that the use of such mediums does not relieve the Adviser from any obligation or duty under this Agreement.

1.1	Compliance. The Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Funds, and with any relevant policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser. In selecting a Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

1.2	Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by each Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Funds’ securities to the Adviser. So long as proxy voting authority for the Funds has been delegated to the Adviser, the Adviser shall exercise the Funds’ proxy voting responsibilities. The Adviser shall carry out said responsibilities in accordance with any prior written instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep those records relating to proxy voting as the Board reasonably may request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Funds’ custodian and/or broker(s) promptly to forward to the Adviser or designate service provider copies of all proxies and shareholder communications relating to securities held in the portfolios of the Funds (other than materials relating to legal proceedings against the Funds). The Adviser also may instruct the Funds’ custodian and/or broker(s) to provide reports of holdings in the portfolios of the Funds. The Adviser has the authority to engage a service provider to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Funds’ custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of a Fund and the Fund’s shareholders.

1.3	Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Funds, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Trust) relating to the Adviser’s responsibilities provided hereunder with respect to the Funds, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Board at any time upon reasonable request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without unreasonable delay during any day the Trust is open for business.

1.4	Holdings Information and Pricing. The Adviser shall provide regular reports regarding Fund holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Trust promptly if the Adviser reasonably believes that the value of any security held by the Fund may not reflect fair value. The Adviser agrees to provide, upon request, any pricing information of which the Adviser is aware to the Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating a Fund net asset value in accordance with procedures and methods established by the Board.

1.5	Cooperation with Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding the Funds as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

1.6	Use of Affiliates. The Adviser is permitted to delegate certain administrative and “back office” functions, including portfolio reconciliation, and certain operational and compliance services, to any affiliate of the Adviser. Any delegation to affiliates, and the use of affiliated persons, shall be subject to Adviser’s responsibility and liability under the terms of this Agreement. The Trust further acknowledges that in rendering investment advisory services to the Funds, the Adviser may, to the extent permitted by applicable law, use the portfolio management, research, and other resources of LGIM International Limited (“LGIMI”), a foreign (non-U.S.) affiliate of the Adviser that is registered under the Advisers Act, and/or Legal & General Investment Management Limited (“LGIM”), a foreign (non-U.S.) affiliate of the Adviser that is not registered under the Advisers Act, but which is a "participating affiliate" of the Adviser, in all cases subject to the regulatory supervision of the Adviser. For the avoidance of doubt, the Adviser's use of the portfolio management, research, and other resources of LGIMI shall not relieve the Adviser of any of its obligations under this Agreement.

1.7	Sub-Advisers. It is understood and agreed that the Adviser may delegate certain of its duties under this Agreement with respect to a Fund to one or more sub-advisers (each, a "Sub-Adviser" and collectively, the "Sub-Advisers") by entering into a sub-advisory agreement with one or more Sub-Advisers (each, a "Sub-Advisory Agreement" and collectively, the "Sub-Advisory Agreements"); provided that the Funds shall not pay any additional compensation for any Sub-Adviser, and the Adviser shall be as fully responsible to the Funds for the acts and omissions of the Sub-Adviser as it is for its own acts and omissions; and provided further that the Adviser may only enter into Sub-Advisory Agreements or materially amend Sub-Advisory Agreements with the approval of (i) the Board and (ii) the shareholders of the Funds, except as otherwise permitted under the terms of any exemptive relief granted to the Trust and Adviser by the SEC, or by rule or regulation. The Adviser shall be responsible for overseeing the performance of the Sub-Advisers and recommending changes in Sub-Advisers as appropriate, and reporting to the Board regarding the performance and investment procedures of any Sub-Adviser. In the event that the services of any Sub-Adviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Funds without a Sub-Adviser or employ another Sub-Adviser to the extent consistent with the 1940 Act or any exemptive relief granted thereunder and in accordance with this Section 1.7. A Sub-Adviser may be an affiliate of the Adviser.

1.8	Trust Acknowledgement. The Trust acknowledges and agrees, and the Adviser accepts the following:

(a)	that it will be bound by the terms of any Account Agreement executed by the Adviser on its behalf to the same extent as if it had executed such Account Agreement directly, and as such, will remain liable for any amounts owed to a counterparty to an Account Agreement, including debit balances, losses or other amounts due as a result of trading on said account, and acknowledges that in connection with the negotiation and execution of said Account Agreements, the Adviser may be asked to make certain representations, warranties and covenants on the Funds’ behalf and hereby authorizes the Adviser to make such representations, warranties and covenants as the Adviser determines in the reasonable exercise of its discretion and in accordance with its fiduciary duty, are reasonable in light of the express objective of permitting the Funds to enter into Derivatives;

(b)	that certain Account Agreements entered into by the Adviser on the Funds’ behalf may: (i) grant a counterparty to the Account Agreement a number of rights, including but not limited to, a first priority security interest in, lien over, pledge over and a right of set-off against, some or all of the assets of the Account held with such counterparty and cross-default, cross-collateralization and set-off provisions in favor of such counterparty in respect of any other obligations, or that it may owe to or hold with such counterparty; (ii) appoint such counterparty as its attorney-in-fact in respect of the perfection of security over some or all of the assets of the Account held with such counterparty; and (iii) contain limitation of liability provisions, indemnification provisions, compensation provisions, warranties and representations and various acknowledgements in favor of such counterparty;

(c)	the Trust is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts the terms and conditions and risks of entering into derivatives and derivatives agreements, and assumes the risk of doing so, and acknowledges that the Funds will incur obligations as a result of the Adviser’s use of derivatives which may require the use of assets beyond the assets of the Account under Adviser’s management;

(d)	that there may be temporary, short-term overdrafts with respect to the Funds due to and including, but not limited to, settlement mismatch, delay, failure or other unforeseen circumstances that may require funding for short-term liquidity management purposes, consistent with the efficient management of the Funds in accordance with their investment objectives, and that any such short term overdraft shall be fully repaid as soon as the circumstances permit, but shall not constitute a breach of this Agreement by the Adviser.

2. Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and which the Adviser has provided to the Trust. The Adviser shall ensure that the Adviser’s “Access Persons” (as that term is defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent the Adviser’s Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report to the Trust’s Board concerning the Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Adviser shall respond to requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Adviser. The Adviser shall notify the Trust, on a quarterly basis, of any material violation of the Code during the preceding quarter, whether or not said violation relates to a security held by a Fund.

3. Information and Reporting. The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time reasonably may request.

(a) Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer promptly upon detection of: (i) any material failure to manage a Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ policies, guidelines, or procedures or any of the Adviser’s policies, guidelines or procedures applicable to the Funds. In addition, the Adviser shall provide a quarterly report regarding each Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s policies, guidelines, or procedures as applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to correct any said failure promptly and to take any action that the Board reasonably may request in connection with any said breach. Upon request, the Adviser also shall provide the officers of the Trust with supporting certifications in connection with said certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Adviser shall promptly notify the Trust in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b) Board and Filings Information. The Adviser shall provide the Trust with any information reasonably requested regarding the Adviser’s management of the Funds required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-PX, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on reasonable due notice to review the Adviser’s investment management services to the Funds in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c) Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Funds and the Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Trust or the Trust’s designated agent in no way relieves the Adviser of the Adviser’s own responsibilities under this Agreement.

4. Brokerage.

(a) Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b) Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for each Fund’s account with brokers or dealers selected by the Adviser. In the selection of these brokers or dealers and the placing of these orders, the Adviser is directed at all times to seek for each Fund the most-favorable execution and net price available under the circumstances. It also is understood that it is desirable for each Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities for each Fund with these brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Adviser shall allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to a Fund and to such other clients under the circumstances.

(d) Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

5. Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of a Fund.

6. Allocation of Charges and Expenses. The Adviser shall bear the Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7. Representations, Warranties, and Covenants.

(a) Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the actual knowledge of the Adviser, there is no proceeding or investigation that reasonably is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Adviser’s investment management operations.

(b) ADV Disclosure. The Adviser has provided the Trust with a copy of Part I of the Adviser’s Form ADV, as most-recently filed with the Commission, and with a copy of Part II of the Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Adviser’s Form ADV with the Commission or updating Part II of the Adviser’s Form ADV, shall furnish a copy of said amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c) Fund Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules that are provided to the Adviser within a reasonable period of time prior to being filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Funds (collectively, the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact relating to the Adviser and the Adviser’s affiliates, each Fund’s investment strategies and related risks, and other information supplied by Adviser for inclusion therein, and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) Use of the Names. The Adviser has the right to use the name “Legal & General” in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “Legal & General” in connection with the management and operation of the Funds until this Agreement is terminated as set forth herein. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Adviser or the Trust to use the name “Legal & General”.

(e) Insurance. The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust: (i) of any material changes in the Adviser’s insurance policies or insurance coverage; or (ii) if any material claims will be made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable request, shall provide the Trust with any information that the Trust reasonably may require concerning the amount of or scope of said insurance.

(f) No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g) Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Adviser’s personnel with knowledge of Fund activities to place the interest of each Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Adviser’s fiduciary duties under applicable law.

(h) Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8. The Name “Legal & General”. The Adviser grants to the Trust a license to use the name “Legal & General” (the “Name”) as part of the name of the Funds for the duration of this Agreement. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Adviser from time to time reasonably may promulgate. At the request of the Adviser, the Trust: (a) shall submit to Adviser representative samples of any promotional materials using the Name; and (b) shall change the name of a Fund within thirty (30) days of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Fund.

9. Adviser’s Compensation. Each of the Funds shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by each Fund.

The method for determining net assets of a Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month. Except as otherwise may be prohibited by law or regulation (including any then-current Commission staff interpretation), the Adviser may, in its discretion and from time to time, waive a portion of its fee. All of any part of the fee not taken as to any month shall be deferred without interest and may be taken in any other month as the Adviser shall determine.

10. Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed to be an agent of the Trust or the Funds. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of a Fund, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11. Non-Exclusive Services. The Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Trust.

Nothing in this Agreement shall limit or restrict the Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Trust acknowledges that the Adviser and its directors, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Trust. The Adviser shall have no obligation to acquire for the Trust a position in any investment which the Adviser, its directors, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

12. Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

13. Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) hereof, and unless terminated automatically as set forth in Section 12 hereof or until terminated as follows:

(a)	The Trust may cause this Agreement to terminate upon sixty (60) days’ written notice either (i) by vote of the Trust’s Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)	The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(c)	This Agreement automatically shall terminate two years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust or the Adviser (the “Independent Trustees”), at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of each Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of a Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(d)	Termination of this Agreement pursuant to this Section shall be without payment of any penalty. However, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 9 through the date of termination or expiration.

Upon the termination or expiration of this Agreement or as otherwise agreed to between the parties, the Adviser shall cease all activity on behalf of each of the Funds and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct, and otherwise shall cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

14. Certain Definitions. For the purposes of this Agreement:

(a)	“Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)	“Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

15. Limitation of Liability.

(a) The Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of statements in each Fund’s Disclosure Documents relating to the Adviser and the Adviser’s affiliates, each Fund’s investment strategies and related risks, and other information supplied by the Adviser for inclusion therein.

(b) The Adviser shall be liable to a Fund for any loss (including transaction costs) incurred by the Fund as a result of any trade error or investment made by the Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved in writing by the Board from time to time and provided in writing to the Adviser; or (ii) applicable law, including, but not limited to, the 1940 Act and the Code (including, but not limited to, the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”). Notwithstanding the foregoing and for the avoidance of doubt, the Adviser shall not be liable for any losses in connection with any matters for which the Adviser is not responsible or does not perform a role as set forth in this Agreement or for any error of judgment or mistake of law, but will be liable only for willful misconduct, bad faith, gross negligence, reckless disregard of its duties or its failure to exercise due care in rendering its services to the Fund specified in this Agreement (the “Standard of Care”).

(c) The Adviser shall indemnify and hold harmless the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, an “Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based the Adviser’s violation of the Standard of Care; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to the Trust’s shareholders to which said Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Trust.

(d) The Trust shall indemnify the Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) (“Losses”) incurred by the Adviser by reason of or arising out of any act or omission by the Trust under this Contract, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the Adviser’s violation of the Standard of Care.

16. Confidentiality.

(a) From time to time, a party (the “Discloser”) may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to the Discloser’s or the Discloser’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b) Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by the recipient of the information (the “Recipient”); (b) any information that is disclosed to the Recipient on a non-confidential basis by a third party who, to the Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by the Recipient independently of, and without reference to, any Confidential Information disclosed by the Discloser to the Recipient.

(c) The Recipient acknowledges that any Confidential Information provided by the Discloser shall be used by the Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. The Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as the Recipient uses in protecting the Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of the Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to the Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by the Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither the Discloser nor any of the Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and the Recipient agrees that none of these persons shall have any liability to the Recipient or any of the Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d) The Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of the Discloser. The Recipient agrees that a violation of any material provision of this Agreement may cause the Discloser irreparable injury for which the Discloser would have no adequate remedy at law, and agrees that the Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to the Discloser.

(e) Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. The Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, the Recipient shall reasonably cooperate at the Discloser’s expense in defending against any said court or administrative order.

(f) It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

17. Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

18. Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer, or holder of shares of beneficial interest of the affected Fund shall be personally liable for any of the foregoing liabilities.

19. Change In the Adviser’s Ownership. The Adviser agrees that the Adviser shall notify the Trust of any anticipated change in the ownership of the Adviser within a reasonable time prior to said change being effected.

20. Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

21. Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

22. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Miscellaneous. Where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

THE ADVISORS’ INNER CIRCLE FUND III,
on behalf of the Fund(s) listed on Schedule A

By:	/s/ Michael Beattie
Name: Michael Beattie
Title: President

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

By:	/s/ Emma Rodriguez-Ayala
Name: Emma Rodriguez-Ayala
Title: General Counsel & Chief Compliance Officer

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT,

dated December 16, 2021, between

THE ADVISORS’ INNER CIRCLE FUND III

and

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Rate
Retirement Income Fund	0.15%
MSCI World Index Fund	0.06%
Cash Flow Matched Bond Fund	0.13%
Long Duration US Credit Fund	0.23%
US Credit Fund	0.23%

A-1